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                                  SERVICE AGREEMENT

    This Agreement is entered into and effective as of the 1st day of January, 1997, by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. ("FIIOC") and RELIASTAR LIFE INSURANCE COMPANY, ("Company").

    WHEREAS, FIIOC provides transfer agency and other services to Fidelity's Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III (collectively "Funds"); and

    WHEREAS, the services provided by FIIOC on behalf of the Funds include responding to inquiries about the Funds, including the provision of information about the Funds' investment objectives, investment policies, portfolio holdings, etc.; and

    WHEREAS, Company, ReliaStar Bankers Security Life Insurance Company and Northern Life Insurance Company (together "Affiliates") hold shares of the Funds in order to fund certain variable annuity contracts, group annuity contracts, and/or variable life insurance policies, the beneficial interests in which are held by individuals, plan trustees, or others who look to Affiliates to provide information about the Funds similar to the information provided by FIIOC; and

    WHEREAS, Affiliates and one or more of the Funds have entered into one or more Participation Agreements, under which Affiliates agree not to provide information about the Funds except for information provided by the Funds or their designees; and

    WHEREAS, FIIOC desires that Company shall cause Affiliates to be able to respond to inquiries about the Funds from individual variable annuity owners, participants in group annuity contracts issued by Affiliates and owners and participant under variable life insurance policies issued by Affiliates, and prospective customers for any of the above; and

    WHEREAS, FIIOC and Company recognize that Affiliates' efforts in responding to customer inquiries will reduce the burden that such inquiries would place on FIIOC should such inquiries be directed to FIIOC; and

    WHEREAS, FIIOC and Company have previously entered into a similar agreement and are desirous of replacing said agreement with a new agreement.

    NOW, THEREFORE, the parties do agree as follows:

    1. INFORMATION TO BE PROVIDED TO AFFILIATES. FIIOC agrees to provide to Affiliates, on a periodic basis, directly or through a designee, information about the Funds' investment objectives, investment policies, portfolio holdings, performance, etc. The content and format of such information shall be as FIIOC, in its sole discretion, shall choose. FIIOC may change the format and/or content of such informational reports, and the frequency with which such information is provided. For purposes of Section 4.2 of each of Affiliates' Participation Agreement(s) with the Funds, FIIOC represents that it is the designee of the Funds, and Affiliates may therefore use the information provided by FIIOC without seeking additional permission from the Funds.

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    2.   USE OF INFORMATION BY AFFILIATES.  Affiliates may use the information provided by FIIOC in communications to individuals, plan trustees, or others who have legal title or beneficial interest in the annuity or life insurance products issued by Affiliates, and to prospective purchasers of such products or beneficial interests thereunder. If such information is contained as part of larger pieces of sales literature, advertising, etc., such pieces shall be furnished for review to the Funds in accordance with the terms of Affiliates' Participation Agreements with the Funds. Nothing herein shall give Affiliates the right to expand upon, reformat or otherwise alter the information provided by FIIOC. Affiliates acknowledge that the information, provided them by FIIOC may need to be supplemented with additional qualifying information, regulatory disclaimers, or other information before it may be conveyed to persons outside Affiliates.

    3. COMPENSATION TO COMPANY. In recognition of the fact that Company will cause Affiliates to respond to inquiries that otherwise would be handled by FIIOC, FIIOC agrees to pay the Affiliates, in proportion to their Fund holdings, a quarterly fee computed as follows:

    At the close of each calendar quarter, FIIOC will determine the Average Daily Assets held in the Funds by Affiliates. Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter divided by the number of calendar days in the quarter. The Average Daily Assets shall be multiplied by 0.0004 (4 basis points) and that sum shall be divided by four.
The resulting number shall be the quarterly fee for that quarter, which shall be paid to Company during the following month.

    Should any Participation Agreement(s) between an Affiliate and any Fund(s) be terminated effective before the last day of a quarter, Company shall be entitled to a fee for that portion of the quarter during which the Participation Agreement was still in effect, unless such termination is due to misconduct on the part of the Affiliate. For such a stub quarter, Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter through and including the date of termination of the Participation Agreement(s), divided by the number of calendar days in that quarter for which the Participation Agreement was in effect. Such Average Daily Assets shall be multiplied by
0.0004 (4 basis points) and that number shall be multiplied by the number of days in such quarter that the Participation Agreement was in effect, then divided by three hundred sixty-five. The resulting number shall be the quarterly fee for the stub quarter, which shall be paid to Company during the following month.

    Notwithstanding the foregoing, compensation for each calendar quarter will not exceed one million dollars ($1,000,000).

    4. TERMINATION. This Agreement may be terminated by Company at any time upon written notice to FIIOC. FIIOC may terminate this Agreement at any time upon ninety (90) days' written notice to Company. FIIOC may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law or regulation, (2) if so required by action of the Fund(s)
Board of Trustees, (3) if Company engages in any material breach of this Agreement or (4) if an Affiliate engages in any conduct which would constitute a material breach of this Agreement were the Affiliate a

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party to the Agreement.  This Agreement shall terminate immediately and automatically with respect to an Affiliate upon the termination of that Affiliate's Participation Agreement(s) with the Funds, and in such event no notice need be given hereunder.

    5. INDEMNIFICATION. Company agrees to indemnify and hold harmless FIIOC for any misuse by any Affiliate, their agents and/or brokers, and any persons controlling Company, under common control with Company, or controlled by Company, of the information provided by FIIOC under this Agreement.

    6. APPLICABLE LAW. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

    7. ASSIGNMENT. This Agreement may not be assigned, except that it shall be assigned automatically to any successor to FIIOC as the Funds' transfer agent, and any such successor shall be bound by the terms of this Agreement.

    8. TERMINATION OF EARLIER AGREEMENT. Company and FIIOC agree that the previous Service Agreement between the parties, dated November 1, 1995, be, and it hereby is, terminated as of the date of this Agreement.

    IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

    FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.


By: _________________________
    Thomas J. Fryer
    Vice President

    RELIASTAR LIFE INSURANCE COMPANY


By: _________________________

Name: ________________________

Title: _______________________

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                       FEE SCHEDULE FOR QUALIFIED RECIPIENTS OF

Variable Insurance Products Fund - High Income Portfolio
Variable Insurance Products Fund - Equity-Income Portfolio
Variable Insurance Products Fund - Growth Portfolio
Variable Insurance Products Fund - Overseas Portfolio
Variable Insurance Products Fund II - Investment Grade Bond Portfolio Variable Insurance Products Fund II - Asset Manager Portfolio Variable Insurance Products Fund II - Contrafund Portfolio
Variable Insurance Products Fund II - Asset Manager, Growth Portfolio Variable Insurance Products Fund III - Growth Opportunities Portfolio Variable Insurance Products Fund III - Balanced Portfolio
Variable Insurance Products Fund III - Growth & Income Portfolio

    (1) Those who have signed the Service Agreement, who meet the requirements of paragraph (4) below, and who render distribution, administrative support and recordkeeping services as described therein, will hereafter be referred to as "Qualified Recipients."

    (2) Qualified Recipients who perform distribution services for their clients including, without limitations, sale of Portfolio shares, answering routine client inquiries about the Portfolio(s), completing Portfolio applications for the client, and producing Portfolio sales brochures or other marketing materials, will earn a quarterly fee at an annualized rate of 0.06% (six basis points) of the average aggregate net assets of their clients invested in the Portfolios.

    (3) The fees paid to each Qualified Recipient will be calculated and paid quarterly. Checks will be mailed to each Qualified Recipient by the 30th of the following month.

    (4) In order to be assured of receiving payment under this Agreement for a given calendar quarter, a Qualified Recipient must have insurance company clients with a minimum of $100 million of average net assets in the aggregate in the mutual fund portfolios shown below. For any calendar quarter during which assets in these portfolios are in the aggregate less than $100 million, the amount of qualifying assets may be considered to be zero for the purpose of computing the payments due.

Variable Insurance Products Fund - Equity-Income Portfolio
Variable Insurance Products Fund - Growth Portfolio
Variable Insurance Products Fund - Overseas Portfolio
Variable Insurance Products Fund II - Asset Manager Portfolio
Variable Insurance Products Fund II - Contrafund Portfolio
Variable Insurance Products Fund II - Asset Manager, Growth Portfolio Variable Insurance Products Fund III - Growth Opportunities Portfolio Variable Insurance Products Fund III - Balanced Portfolio
Variable Insurance Products Fund III - Growth & Income Portfolio